Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Form 8-K of One Holdings, Corp. dated July 6, 2009 of our report dated May 6, 2009 with respect to the consolidated balance sheets of Green Planet Bioengineering Co., Ltd as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2008.

PKF

Certified Public Accountants

Hong Kong, China

July 6, 2009